Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

DIEBOLD NIXDORF, INCORPORATED

ARTICLE I

ISSUANCE AND TRANSFER OF SHARES

Section 1. Certificates; Registrar and Transfer Agent

The Board of Directors of Diebold Nixdorf, Incorporated (the “Corporation”) shall have authority to make such rules and regulations as it deems expedient concerning the issuance, transfer and registration of certificates for shares and the shares represented thereby. The Board of Directors may at any time, by resolution, provide for the opening of transfer books for the making and registration of transfers of shares of the Corporation in any State of the United States or in any foreign country, and may employ and appoint and remove, at discretion, any agent or agents to keep the records of its shares or to transfer or to register shares, or to perform all of said functions, at any place that the Board of Directors may deem advisable.

Section 2. Transfers of Shares

Transfers of shares shall be made only on the books of the Corporation at the office thereof, or at the office of any Registrar and Transfer Agent that may at any time be appointed by the Board of Directors for that purpose, upon surrender of the certificates (or other appropriate evidence if shares are uncertificated) to be transferred, properly assigned, evidencing the number of shares so transferred. Certificates so surrendered shall be cancelled and attached to the stubs corresponding thereto in the stock certificate book, and notations of such cancellation made in proper books kept by the Corporation or by such Registrar and Transfer Agent.

Section 3. Record Date and Closing Transfer Books

(a) In order that the Corporation may determine the shareholders entitled to notice of any meeting of shareholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of and to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting;

provided, however, that the Board of Directors may fix a new record date for determination of shareholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance with the foregoing provisions of this Article I Section 3 at the adjourned meeting.

(b) In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 4. Lost, Destroyed or Mutilated Certificates

If any Certificate of shares of the Corporation shall become worn, defaced or mutilated, the Directors, upon production and surrender thereof, may order the same cancelled and a new certificate issued in lieu thereof. If any such certificate be lost, stolen or destroyed, the Directors, upon the furnishing of such evidence as shall be satisfactory to them of such loss, stealing or destruction, and upon the giving of such indemnity as they shall deem satisfactory, may order a new certificate to be issued in lieu of such lost, stolen or destroyed certificate to the person last appearing upon the books of the Corporation to be the owner of such lost, stolen or destroyed certificate.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1. Annual Meeting

The annual meeting of shareholders of the Corporation shall be held at such date, time and place, within or without the State of Delaware, as may be designated by the Board of Directors. The Board of Directors may postpone and reschedule any previously scheduled annual meeting of the shareholders. The Board of Directors may also determine that the annual meeting shall not be held at any physical place, but instead may be held partially or solely by means of remote communications that enables the shareholders (and proxyholders) to participate in the meeting and to vote on matters submitted to the shareholders. The Board of Directors may adopt guidelines and procedures for the use of remote communications in connection with a meeting of shareholders to permit the Corporation to verify that a person is a shareholder or proxyholder and to maintain a record of any vote or other action.

Section 2. Special Meetings

Special meetings of shareholders may be called only by the Chair of the Board, the Chief Executive Officer, the President or by the Board of Directors. No such special meeting shall be held elsewhere than at the principal office of the Corporation nor outside the State of Delaware unless so ordered by a resolution of the Board of Directors or by the written order of all the Directors designating the place of such meeting or designating that the meeting will be held by means of remote communications. The Board of Directors may postpone and reschedule any previously scheduled special meeting of the shareholders.

Section 3. Notice of Meetings

Written notice of every annual or special meeting of shareholders, stating the time, date and place of the meeting, if any, the means, if any, by which shareholders can be present and vote at the meeting through the use of remote communications, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given to each shareholder of record entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting. Unless otherwise required by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), such notice shall be given not more than sixty (60) days nor less than ten (10) days before such meeting. Except as otherwise required by law, notice may be given in writing directed to a shareholder’s mailing address as it appears on the records of the Corporation and shall be deemed given: (a) if mailed, when deposited, postage prepaid, in the United States mail; and (b) if delivered by courier service, the earlier of when the notice is received or left at such shareholder’s address. Without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice to shareholders may be given by electronic transmission in the manner provided in Section 232 of Delaware Law. Any shareholder may, in writing, waive any notice hereby required in accordance with Article XIII of these Bylaws.

Section 4. Adjournment

Any meeting of shareholders may be adjourned from time to time for any reason, whether or not a quorum is present, by the Board of Directors, the Chair of the Board or the presiding officer of the meeting, to reconvene at the same or some other place, if any, means of remote communication, if any, date or time, and notice need not be given of any such adjourned meeting of shareholders if the place, if any, means of remote communication, if any, date or time for the meeting are announced at the meeting of shareholders at which the adjournment is taken or are provided in any other manner permitted by applicable law; provided, however, that if the adjournment or recess is for more than thirty (30) days, or if after the adjournment the Board of Directors fixes a new record date for determining the shareholders entitled to vote at the adjourned meeting of shareholders, then a notice of the adjourned meeting shall be given to each shareholder of record as of the new record date for determining the shareholders entitled to notice of the adjourned meeting of shareholders under Article II Section 3.

Section 5. Quorum

Except as otherwise expressly provided in the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), these Bylaws, or the rules of any stock exchange upon which the Corporation’s securities are listed, and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote at a meeting of shareholders shall constitute a quorum for the transaction of business. Where a separate vote by a class or classes or series is required, a majority of the total voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. In the absence of a quorum of the holders of any class of capital stock entitled to vote on a matter, either (a) the holders of such class so present or represented may, by majority of the votes cast, adjourn the meeting to another place, if any, means of remote communication, if any, date or time until a quorum of such class shall be so present and represented or (b) the Board of Directors, the Chair of the Board or the presiding officer of the meeting may, on its, his or her own motion and without the approval of the shareholders who are present in person or represented by proxy and entitled to vote, adjourn the meeting to another place, if any, means of remote communication, if any, date or time until a quorum of such class shall be so present and represented, in either case, without other notice than the announcement made following the vote in accordance with Article II Section 4. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Section 6. Voting

(a) Except as otherwise expressly required by law or the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these Amended and Restated Bylaws of the Corporation (the “Bylaws”), in all matters other than the election of Directors, at any meeting of shareholders at which a quorum is present, the affirmative vote of the holders of a majority of the votes cast, whether in person or by proxy, on any matter properly brought before such meeting in accordance with Article II Section 7 will be the act of the shareholders. An abstention shall not represent a vote cast.

(b) Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy, appointed by an instrument in writing, subscribed by such shareholder or by his or her attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such shareholder or by his or her attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

(c) Except as may be otherwise required by the Certificate of Incorporation, each Director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of Directors at which a quorum is present, provided that the Directors shall be elected by a plurality of the votes cast (instead of by votes for or against a nominee) at any meeting involving a contested election for one or more Directors (meaning more Directors have been nominated for election than Directorship positions available). An abstention shall not represent a vote cast “for” or “against” a Director.

Section 7. Order of Business

(a) Order of Business. The Chair of the Board, or such other officer of the Corporation designated by a majority of the Board of Directors, will call meetings of shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer of the meeting of shareholders will also determine the order of business and have the authority in his or her sole discretion to regulate the manner of voting and the conduct of any such meeting including, without limitation, by imposing restrictions on the persons (other than shareholders of the Corporation or their duly appointed proxies) who may attend any such shareholders’ meeting, by ascertaining whether any shareholder or his or her proxy may be excluded from any meeting of shareholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings of the meeting, and by determining the circumstances in which any person may make a statement or ask questions at any meeting of shareholders.

(b) At an annual meeting of the shareholders, only such business will be conducted or considered as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Chair of the Board, the Chief Executive Officer, the President, a Vice President, the Secretary or an Assistant Secretary in accordance with Article II Section 3, (ii) otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the Board of Directors, or (iii) otherwise properly requested to be brought before the meeting by a shareholder of the Corporation in accordance with Article II Section 7(c).

(c) For business to be properly requested by a shareholder to be brought before an annual meeting, (i) the shareholder must be a shareholder of the Corporation of record at the time of the giving of the notice for such annual meeting provided for in these Bylaws and at the time of the annual meeting, (ii) the shareholder must be entitled to vote at such meeting, (iii) the shareholder must have given timely notice thereof in proper written form to the Secretary and (iv) such business must be a proper matter for shareholder action under Delaware Law. To be timely, except for notices required under Article III Sections 4 and 5 (which shall be governed by those sections), a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) nor more than one hundred and twenty (120) calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) calendar days prior to or delayed by more than thirty (30) calendar days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the ninetieth (90th) calendar day prior to such annual meeting or the tenth (10th) calendar day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or recess of an annual meeting or a postponement of an annual meeting for which notice of the meeting has already been given to shareholders or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. To be in proper written form, a shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class and number of shares of the Corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, (D) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business, (E) whether either such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Corporation entitled to vote required to approve the proposal or otherwise solicit proxies from shareholders in support of such proposal (an affirmative statement of such intent, a “Proposal Solicitation Notice”) and (F) any other information relating to the shareholder proposing such business and to the beneficial owner, if any, of whose behalf the proposal is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to Section 14 of the Exchange Act (as defined below). Notwithstanding the foregoing provisions of these Bylaws, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and the rules and regulations thereunder with respect to the matters set forth in this Article II Section 7(c). For purposes of this Section 7(c) and Article III Sections 4 and 5, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act or publicly filed by the Corporation with any national securities exchange or quotation service through which the Corporation’s stock is listed or traded, or furnished by the Corporation to its shareholders. Nothing in this Article II Section 7(c) will be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and subject to compliance with the requirements and procedures set forth in Article III Section 5.

(d) At a special meeting of shareholders, only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Chair of the Board, the Chief Executive Officer or the President or (ii) otherwise brought before the meeting by or at the direction of the presiding officer or the Board of Directors.

(e) The determination of whether any business sought to be brought before any annual or special meeting of the shareholders is properly brought before such meeting in accordance with this Article II Section 7 will be made by the presiding officer of such meeting. If the presiding officer determines that any business is not properly brought before such meeting, he or she will so declare to the meeting and any such business will not be conducted or considered.

(f) Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.

ARTICLE III

DIRECTORS

Section 1. Number, Election and Term of Office

(a) Except as otherwise expressly provided in the Certificate of Incorporation, the Board of Directors shall be composed of not more than fourteen (14) persons nor less than four (4) persons, with the exact number of Directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board of Directors, subject to the rights of the holders of any series of preferred stock to elect additional Directors under specific circumstances. Any Director’s office created by the Directors by reason of an increase in their number may be filled by action of a majority of the Directors in office.

(b) The Directors shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified.

Section 2. Qualification

Directors need not be shareholders.

Section 3. Vacancies

Subject to the rights of the holders of any series of preferred stock then outstanding, upon the happening of any vacancy in the membership of the Board of Directors, whether by death, resignation, disqualification, removal from office, increase in the authorized number of Directors without the filling of such new position or otherwise, such vacancy shall, unless otherwise required by law, the Certificate of Incorporation or by resolution of the Board of Directors, be filled only by a majority vote of the remaining Directors then in office, though less than a quorum (and not by shareholders; provided that a vacancy resulting from a removal from office shall be filled only by the shareholders and not by the Directors), and Directors so chosen shall serve for the unexpired term, or, in the case of a newly created Directorship, for a term which shall expire contemporaneously with the terms of Directors then qualified and serving. No decrease in the authorized number of Directors shall shorten the term of any incumbent Director.

Section 4. Nominations of Directors; Election

(a) Only persons who are nominated in accordance with this Article III Section 4 or Section 5 will be eligible for election at a meeting of shareholders to be members of the Board of Directors of the Corporation.

(b) Nominations of persons for election as Directors of the Corporation may be made only at an annual meeting of shareholders (i) by or at the direction of the Board of Directors or a committee thereof, (ii) by any shareholder who is a shareholder of record at the time of giving of notice provided for in this Article III Section 4 and at the time of the annual meeting, who is entitled to vote for the election of Directors at such meeting, and who complies with the procedures set forth in this Article III Section 4, or (iii) by any Eligible Shareholder (as defined in Article III Section 5 below), or group of Eligible Shareholders, who complies with the requirements and procedures set forth in Article III Section 5 and whose Shareholder Nominee (as defined in Article III Section 5 below) is included in the Corporation’s proxy materials for the relevant annual meeting of shareholders. All nominations by shareholders must be made pursuant to timely notice in proper written form to the Secretary.

(c) To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) nor more than one hundred and twenty (120) calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting is advanced more than thirty (30) calendar days prior to or delayed by more than thirty (30) calendar days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the ninetieth (90th) calendar day prior to such annual meeting or the tenth (10th) calendar day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or recess of an annual meeting or a postponement of an annual meeting for which notice of the meeting has already been given to shareholders or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period). To be in proper written form, such shareholder’s notice must set forth or include: (i) the name and address, as they appear on the Corporation’s books, of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the shareholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of stock of the Corporation owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; (v) such other information regarding the shareholder giving the notice, the beneficial owner, if any, on whose behalf the nomination is made, and each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; (vi) the signed consent of each nominee to being named as a nominee in any proxy statement, associated proxy card or other proxy materials and to serve as a Director of the Corporation if so elected; (vii) representations and information required for each nominee set forth in Article III Section 5(d)(v)(2 – 5); and (viii) whether either such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Corporation entitled to vote required to elect such nominee or nominees, otherwise solicit proxies from shareholders in support of such nominee or nominees and/or solicit proxies in support of any proposed nominee or nominees in accordance with Rule 14a-19 promulgated under the Exchange Act (the “Nomination Solicitation Notice”). At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director must furnish to the Secretary that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. Notwithstanding anything in these Bylaws to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for Director or indicating the increase in the size of the Board of Directors made by the Corporation at least ten (10) days before the last day a shareholder may deliver a notice of nomination in accordance with this Article III Section 4, a record shareholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation. For the avoidance of doubt, the number of nominees a shareholder may nominate for election at the annual meeting (or in the case of a shareholder giving the notice on behalf of a beneficial owner, the number of nominees a shareholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of Directors to be elected at such annual meeting. The presiding officer of any annual meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Article III Section 4, and if he or she should so determine, he or she will so declare to the meeting, and the defective nomination will be disregarded. Notwithstanding the foregoing provisions of this Article III Section 4, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article III Section 4.

(d) Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any shareholder (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any proposed nominee or nominees and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such shareholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any shareholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such shareholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

Section 5. Proxy Access for Director Nominations

(a) Inclusion of Shareholder Nominee in Proxy Statement. Subject to the provisions of this Article III Section 5, the Corporation shall include in its proxy statement for any annual meeting of shareholders (but not any special meeting of shareholders) the name (which shall also be included on the Corporation’s form of proxy and ballot), together with the Required Information (as defined below), of any person nominated for election as a Director (“Shareholder Nominee”) identified in a Nomination Notice (as defined below) delivered by an Eligible Shareholder (as defined below) or group of up to twenty (20) Eligible Shareholders who at the time the request is delivered satisfy (individually and collectively, in the case of a group), as determined by the Board of Directors or its designee, the ownership and other requirements of this Article III Section 5 (such Eligible Shareholder or group of Eligible Shareholders, a “Nominating Shareholder”), and who expressly elects at the time of providing the notice required by this Article III Section 5 to have its Shareholder Nominee included in the Corporation’s proxy materials pursuant to this Article III Section 5. For purposes of this Article III Section 5, “Required Information” means (i) the information concerning the Shareholder Nominee and the Nominating Shareholder that, as determined by the Corporation, is required to be disclosed in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, and (ii) if the Eligible Shareholder so elects, a Statement (as defined below).

(b) Maximum Number of Shareholder Nominees.

(i) The number of Shareholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of shareholders (including incumbent Directors who had been Shareholder Nominees at any of the two (2) preceding annual meetings and whose reelection at such annual meeting is being recommended by the Board of Directors, any Shareholder Nominees who were submitted by a Nominating Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Article III Section 5 and either are subsequently withdrawn or who the Board of Directors itself decides to nominate for election at such annual meeting, and any Director candidate who will be included in the Corporation’s proxy materials with respect to such annual meeting unopposed by the Corporation pursuant to any agreement, arrangement or other understanding with any shareholder or group of shareholders) (a “Board Nominee”)) shall not exceed the greater of (y) two (2) or (z) twenty percent (20%) of the number of Directors in office (rounded down to the nearest whole number, the “Maximum Number”) as of the last day on which notice of a nomination may be delivered pursuant to this Article III Section 5 (the “Final Proxy Access Nomination Date”).

(ii) In the event that one or more vacancies for any reason occurs after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of Directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Nominating Shareholders pursuant to this Article III Section 5 exceeds the Maximum Number, each Nominating Shareholder shall select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in the order of the amount (largest to smallest) of shares of the Corporation each Nominating Shareholder disclosed as owned in the Nomination Notice submitted to the Corporation. If the Maximum Number is not reached after each Nominating Shareholder has selected one Shareholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Maximum Number is reached.

(iii) If after the deadline for submitting a Nomination Notice as set forth in Article III Section 5(d), a Nominating Shareholder becomes ineligible or withdraws its nomination or a Shareholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the Corporation (y) shall not be required to include in its proxy statement or on any ballot or form of proxy the Shareholder Nominee or any successor or replacement nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder and (z) may otherwise communicate to its shareholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Shareholder Nominee will not be included as a Shareholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Shareholder.

(i) An Eligible Shareholder is a person who has either (y) been a record holder of the shares of the Corporation used to satisfy the eligibility requirement in this Article III Section 5 continuously for the three (3)-year period specified in this paragraph (c) or (z) provides to the Secretary, within the time period referred to in Article III Section 5(d), evidence of continuous ownership of such shares for such three (3)-year period from one or more securities intermediaries in a form that the Board of Directors or its designee determines acceptable.

(ii) An Eligible Shareholder or group of up to twenty (20) Eligible Shareholders may submit a nomination in accordance with this Article III Section 5 only if the person or group (in the aggregate) has owned (as defined below) continuously for at least three (3) years the Required Shares (as defined below) as of the date the Nomination Notice is delivered to or mailed and received by the Corporation in accordance with Article III Section 5 and continues to own the Required Shares through the meeting date. The following shall be treated as one Eligible Shareholder if such Eligible Shareholder shall provide together with the Nomination Notice documentation satisfactory to the Board of Directors or its designee that demonstrates compliance with the following criteria: funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies” or “family of investment companies” as such terms are defined in the Investment Company Act of 1940, as amended. For the avoidance of doubt, in the event of a nomination by a Nominating Shareholder that includes more than one Eligible Shareholder, any and all requirements and obligations for a given Eligible Shareholder or, except as the context otherwise makes clear, the Nominating Shareholder that are set forth in this Article III Section 5, including the minimum holding period, shall apply to each member of such group; provided, however, that the Required Shares shall include the aggregate ownership of the group of Eligible Shareholders constituting the Nominating Shareholder. Should any Eligible Shareholder withdraw from a group of Eligible Shareholders constituting a Nominating Shareholder at any time prior to the annual meeting, the Nominating Shareholder shall be deemed to own only the shares held by the remaining Eligible Shareholders. No person may be a member of more than one group of persons constituting a Nominating Shareholder under this Article III Section 5. If any Eligible Shareholder appears as a member of more than one group, such Eligible Shareholder shall be deemed to be a member of only the group that has the largest ownership position as reflected in the Nomination Notice.

(iii) As used in this Article III Section 5:

(1) any reference to a “group” or “group of Eligible Shareholders” refers to any Nominating Shareholder that consists of more than one Eligible Shareholder and to all the Eligible Shareholders that make up such Nominating Shareholder;

(2) Required Shares” means three percent (3%) of the number of outstanding shares of the Corporation entitled to vote in the election of Directors as of the most recent date for which such number is disclosed in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice; and

(3) an Eligible Shareholder shall be deemed to “own” only those outstanding shares of the Corporation as to which the shareholder possesses both (X) the full voting and investment rights pertaining to the shares and (Y) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (X) and (Y) shall not include any shares (A) sold by such shareholder or any affiliate of such shareholder in any transaction that has not been settled or closed, (B) borrowed by such shareholder or any affiliate of such shareholder for any purposes or purchased by such shareholder or any affiliate of such shareholder pursuant to an agreement to resell by the shareholder or any affiliate of such shareholder or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any affiliate of such shareholder, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder. A person shall “own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the shareholder. A person’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided that the person has the power to recall such loaned shares on not more than five business days’ notice, the person promptly recalls the loaned shares upon being notified that its Shareholder Nominee will be included in the Corporation’s proxy materials for the relevant annual meeting, and the person holds the recalled shares through such annual meeting. Whether outstanding shares of the Corporation’s Common Stock are “owned” for these purposes shall be determined by the Board of Directors. “Affiliate” shall have the meaning ascribed to such term under the Exchange Act.

(d) Nomination Notice. To nominate a Shareholder Nominee pursuant to this Article III Section 5, the Nominating Shareholder must submit to the Secretary all of the following information and documents (in addition to the information required to be provided by Article III Section 4) in a form that the Board of Directors or its designee determines acceptable (collectively, the “Nomination Notice”) not less than one hundred and twenty (120) calendar days nor more than one hundred and fifty (150) calendar days prior to the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) calendar days before the first anniversary date of the preceding year’s annual meeting and ends thirty (30) calendar days after the first anniversary date of the preceding year’s annual meeting, the following information shall be given in the manner provided herein by the later of the close of business on the date that is one hundred and eighty (180) calendar days prior to an annual meeting date outside such period just previously described and the tenth (10th) day following the date on which a public announcement of the date of such meeting is first made by the Corporation (and in no event shall the adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period (or extend any time period) for giving the following information in writing):

(i) one or more statements from the record holder(s) of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Nomination Notice is delivered to or mailed and received by the Corporation, the Nominating Shareholder owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the Nominating Shareholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, statements from the record holder(s) and intermediaries verifying the Nominating Shareholder’s continuous ownership of the Required Shares through the record date;

(ii) representations and warranties from the Nominating Shareholder:

(1) that it will continue to satisfy the eligibility requirements described in Article III Section 5(c) through the date of the annual meeting;

(2) as to the Nominating Shareholder’s intentions with respect to continuing to hold its shares of Common Stock for at least one year following the annual meeting;

(3) that such Nominating Shareholder (v) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (w) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Article III Section 5, (x) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1 (l) under the Exchange Act in support of the election of any individual as a Director at the meeting other than its Shareholder Nominee or a Board Nominee, (y) will not distribute any form of proxy for the meeting other than the form distributed by the Corporation, and (z) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(4) that the Shareholder Nominee’s candidacy and, if elected, Board membership does not, and would not, violate these Bylaws, the Certificate of Incorporation, the listing standards of the principal exchange upon which the Corporation’s shares are traded, if any (the “Listing Standards”), or any applicable state or federal law, rule or regulation;

(5) detailing any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it were to exist on the date of the submission of the Schedule 14N; and

(6) that the Shareholder Nominee: does not have any direct or indirect relationship with the Corporation that will cause the Shareholder Nominee to be deemed not independent under the Listing Standards or the Corporation’s independence standards; meets the applicable audit committee and compensation committee independence requirements under the Listing Standards; is a “non-employee Director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); is an “outside Director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); is not and has not been a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been convicted in such a criminal proceeding within the past ten (10) years or is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended (or any successor rule, “Rule 506(d)”) or Item 401(f) of Regulation S-K (or any successor item, “Item 401(f)”) without reference to whether the event is material to an evaluation of the ability or integrity of the Shareholder Nominee; meets the Director qualifications set forth in the Corporation’s corporate governance guidelines; and is not and has not been, within the three (3) years prior to the date that the Nomination Notice delivered to or mailed and received by the Corporation, an officer or Director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended.

(iii) a copy of the Schedule 14N (or any successor form) relating to the Shareholder Nominee that has been filed with the Securities and Exchange Commission;

(iv) in the case of a nomination by a Nominating Shareholder comprised of more than one Eligible Shareholder, the designation by all Eligible Shareholders comprising the Nominating Shareholder of one Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder with respect to matters relating to the nomination, including withdrawal of the nomination;

(v) a representation and warranty and agreement from and signed by the Shareholder Nominee that he or she:

(1) confirms the representations and warranties made by the Eligible Shareholder in this Section 5(d)(ii)(5);

(2) is not and will not become a party to any agreement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question;

(3) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Shareholder Nominee or as a Director in each case, that has not been disclosed to the Corporation;

(4) if elected as a Director, will comply with all of the Corporation’s corporate governance, business conduct, conflict of interest, confidentiality, insider trading and stock ownership and trading policies and guidelines, and any other corporate policies or procedures applicable to Directors; and

(5) will, at the request of the Corporation, and within five (5) business days after such request, submit all completed and signed questionnaires required of the Corporation’s Directors and provide such other information as the Corporation may reasonably request, including information to confirm that the Shareholder Nominee satisfies the requirements of this Article III Section 5.

(vi) an undertaking that the Nominating Shareholder (including in the case of a group, each Eligible Shareholder in that group) agrees to:

(1) in the event that any information included in the Nomination Notice or any other communication by the Nominating Shareholder (including with respect to any Eligible Shareholder included in a group) with the Corporation, its shareholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), promptly (and in any event within forty-eight (48) hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information required to correct the misstatement or omission; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a Shareholder Nominee from its proxy materials pursuant to this Article III Section 5;

(2) provide immediate notice to the Corporation if the Nominating Shareholder ceases to own the Required Shares at any time prior to the date of the annual meeting or otherwise has failed to continue to satisfy the eligibility requirements of this Article III Section 5 (including any Eligible Shareholder included in a group);

(3) assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of the Nominating Shareholder’s or the Shareholder Nominee’s communications with the Corporation, the Corporation’s shareholders or any other person in connection with the nomination or election of Directors, including, without limitation, the Nomination Notice and any other information that the Nominating Shareholder provided to the Corporation;

(4) indemnify and hold harmless (jointly and severally with all other Eligible Shareholders, in the case of a group of Eligible Shareholders) the Corporation and each of its Directors, officers and employees individually against any liability, loss or damages, expenses or other costs (including attorneys’ fees) in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of or relating to any nomination submitted by the Nominating Shareholder (including with respect to any Eligible Shareholder included in a group) or a failure or alleged failure of the Nominating Shareholder or Shareholder Nominee to comply with, or any breach or alleged breach of, its or his or her, as applicable, obligations, agreements or representations under this Article III Section 5;

(5) file with the Securities and Exchange Commission all soliciting materials relating to one or more of the Corporation’s Directors or Board Nominees or any Shareholder Nominee, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; and

(6) comply with all other applicable laws, rules, regulations and listing standards with respect to the nomination, any solicitation in connection with the meeting and the election.

(vii) if the Nominating Shareholder so elects, a statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed five hundred (500) words, in support of the Shareholder Nominee’s candidacy (the “Statement”).

The information and documents required by this paragraph (d) of Article III Section 5 shall be (i) provided with respect to and executed by each Eligible Shareholder in the group in the case of a Nominating Shareholder comprised of a group of Eligible Shareholders; and (ii) provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) (y) in the case of a Nominating Shareholder that is an entity and (z) in the case of a Nominating Shareholder that is a group that includes one or more Eligible Shareholders that are entities. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this paragraph (d) of Article III Section 5 (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to, or if sent by mail, received by the Secretary. The inspector of elections shall not give effect to the Eligible Shareholder’s votes with respect to the election of Directors if the Eligible Shareholder does not comply with each of the representations and obligations in this paragraph (d).

(e) Exceptions. Notwithstanding anything to the contrary contained in this Article, the Corporation may omit from its proxy materials any information or Statement concerning a Shareholder Nominee or the Board of Directors or the person presiding at the meeting shall declare a nomination by a Nominating Shareholder to be invalid, and in such case no vote on such Shareholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Shareholder Nominee may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Shareholder Nominee, if:

(i) for any meeting for which the Secretary receives a notice that the Nominating Shareholder or any other shareholder intends to nominate a candidate for election to the Board of Directors pursuant to the advance notice requirements of Article III Section 4 and does not expressly elect at the time of providing the notice to have its nominee included in the Corporation’s proxy materials pursuant to this Article III Section 5;

(ii) the Nominating Shareholder (or any Eligible Shareholder within a group comprising a Nominating Shareholder) who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1 (l) under the Exchange Act in support of the election of any individual as a Director at the meeting other than its Shareholder Nominee(s) or a Board Nominee;

(iii) the Shareholder Nominee is not independent under the Corporation’s independence standards or does not meet the other independence or other criteria listed in Section 5(d)(ii)(5) as determined by the Board of Directors;

(iv) the election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the Listing Standards, or any applicable state or federal law, rule or regulation;

(v) the Shareholder Nominee is or has been, within the past three (3) years, an officer or Director of a competitor, as defined in Section 5 of the Clayton Antitrust Act of 1914, as amended;

(vi) the Shareholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(vii) the Shareholder Nominee is or has been subject to any event of the type specified in Rule 506(d) or Item 401(f);

(viii) such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors;

(ix) the Nominating Shareholder (or any Eligible Shareholder if the Nominating Shareholder is comprised of a group) or applicable Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Nominating Shareholder or Shareholder Nominee or fails to comply with its obligations pursuant to this Article, as determined by the Board of Directors or the person presiding at the meeting;

(x) the Nominating Shareholder (or in the case of a Nominating Shareholder consisting of a group of Eligible Shareholders, the Eligible Shareholder that is authorized to act on behalf of the Nominating Shareholder) (or a qualified representative thereof) does not appear at the annual meeting to present any nomination submitted pursuant to this Article III Section 5 or the Nominating Shareholder withdraws its nomination;

(xi) the Shareholder Nominee was nominated for election to the Board of Directors pursuant to this Article III Section 5 at one of the Corporation’s two (2) preceding annual meetings and either withdrew from or became ineligible or unavailable for election at such annual meeting or received a vote of less than fifteen percent (15%) of the votes cast in the election of Directors; and

(xii) the Corporation is notified or the Board of Directors or its designee determines that a Nominating Shareholder has failed to continue to satisfy the eligibility requirements described in this Article III Section 5, any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Shareholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Shareholder (or any Eligible Shareholder if the Nominating Shareholder is comprised of a group) or the Shareholder Nominee under this Article III Section 5.

For the purposes of this Article III Section 5, to be considered a qualified representative, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the annual meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting.

(f) Further Exceptions. Notwithstanding anything to the contrary contained in this Article III Section 5, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Statement included in the Nomination Notice, if the Board of Directors or its designee determines that:

(i) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(ii) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, association or other entity, organization or governmental authority; or

(iii) the inclusion of such information in the proxy statement would otherwise violate the proxy rules of the Securities and Exchange Commission or any other applicable law, rule or regulation.

The corporation may solicit against, and include in the proxy statement its own statement relating to, any Shareholder Nominee.

(g) Board of Director’s Authority. The Board of Directors (and any designee of the Board of Directors) shall have the power and authority to interpret this Article III Section 5 and to make any and all determinations necessary or advisable to apply this section to any persons, facts or circumstances, including the power to determine whether one or more shareholders qualifies as an Eligible Shareholder, whether a Nomination Notice complies with this section and has otherwise met the requirements of this section, whether a Shareholder Nominee satisfies the qualifications and requirements of this section and whether any and all requirements of this section have been satisfied. This Article III Section 5 shall provide the exclusive method for shareholders to include nominees for the Board of Directors in the Corporation’s proxy materials.

Section 6. Meetings of Directors

Stated meetings of the Board of Directors may be held at such time and intervals as may be determined by the Board of Directors from time to time and may be held without notice of the date, time, place or purpose thereof when such date, time and place, if any, have been fixed. Such meetings may be held at any place, if any, within or without the State of Delaware and/or by such means of remote communication as the Board of Directors may by resolution from time to time fix.

Special meetings of the Board of Directors may be held at any date, time or place, if any, within or without the State of Delaware or by means of remote communication upon call by the Chair of the Board, the Chief Executive Officer, the President, the Secretary or by the affirmative vote of a majority of the Directors then in office. Twenty-four (24) hours’ notice of the time, place and purpose of such meeting shall be given to each Director either personally or by mail, overnight delivery service, telephone, telegram, telex, facsimile, electronic mail or other medium of communication. Any notice hereby required may be waived in writing or by electronic transmission by any Director and shall be deemed waived if the Director is present at such meeting, except where the Director attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 7. Participation in Meetings by Communications Equipment

Meetings of the Board of Directors or of any committee of the Board of Directors may be held through any means of remote communications if all persons participating can hear each other, and such participation will constitute presence in person at such meeting.

Section 8. Chair of the Board

The Chair of the Board shall preside at all meetings of the shareholders and of the Directors unless otherwise determined by the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors.

Section 9. Quorum

A majority of the total number of Directors that the Corporation would have if there were no vacancies on the Board of Directors shall constitute a quorum for all purposes at any meeting of the Board of Directors. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, if any, means of remote communication, date, or time, without further notice or waiver thereof.

Section 10. Conduct of Business

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and, except as otherwise expressly required by law, all matters shall be determined by the affirmative vote of a majority of the Directors present at any meeting at which a quorum is present. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV

OFFICERS

The officers of the Corporation who shall be elected by the Board of Directors shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Vice President, a Secretary and a Treasurer. The Board of Directors may also, from time to time, by resolution, appoint one or more special or departmental Vice Presidents with titles indicative of their departments or functions, one or more Assistant Secretaries, one or more Assistant Treasurers, or other officers, all with such titles, designations, duties, functions and authority as the Board shall prescribe, each of whom shall serve in any such office during the pleasure of the Board. Any two or more offices may be held by the same person, except that no one person shall hold the offices and perform the duties of President and Secretary, and no officer shall execute, acknowledge, verify or countersign any instrument in more than one capacity if such instrument is required by law, by these Bylaws or by any act of the Corporation to be executed, acknowledged, verified or countersigned by two (2) or more officers. The principal officers of the Corporation shall be appointed by the Board of Directors in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation, disqualification or removal. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

ARTICLE V

DUTIES OF OFFICERS

Section 1. Chief Executive Officer

The Chief Executive Officer shall have responsibility for the general and active management of the business of the Corporation and shall have the general powers and duties of management usually vested in the Chief Executive Officer of a corporation. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect and shall implement the general directives, plans and policies formulated by the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, the Chief Executive Officer may employ and discharge employees and agents of the Corporation, except such as shall be appointed by the Board of Directors, and he or she may delegate these powers. In the absence or disability of the Chair of the Board, the Chief Executive Officer may preside at all meetings of the shareholders or of the Directors. Except where by law the signature of the President is required, the Chief Executive Officer shall possess the same power as the President to execute all authorized deeds, mortgages, bonds, contracts or other instruments of obligations in the name of the Corporation. During the absence or disability of the President, the Chief Executive Officer shall exercise all the powers and discharge all the duties of the President. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these bylaws or by the Board of Directors.

Section 2. President

The President shall have such responsibilities and shall perform such duties as may from time to time be prescribed by the shareholders, by the Board of Directors or by the Executive Committee, if there be one. The President shall have power to execute any authorized deeds, mortgages, bonds, contracts or other instruments of obligations in the name of the Corporation.

Section 3. Chief Financial Officer

The Chief Financial Officer, if any, shall have responsibility for the financial management of the Corporation. The Chief Financial Officer shall have such powers and perform such duties as from time to time may be assigned to him or her by the Board of Directors, by the Chief Executive Officer or by the President. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of the Corporation, using appropriate accounting principles; have supervision over and be responsible for the financial affairs of the Corporation; cause to be kept at the principal executive office of the Corporation and preserved for review as required by law or regulation all financial records of the Corporation; be responsible for the establishment of adequate internal control over the transactions and books of account of the Corporation; and be responsible for rendering to the proper officers and the Board of Directors upon request, and to the shareholders and other parties as required by law or regulation, financial statements of the Corporation.

Section 4. Vice Presidents; Special Vice Presidents

(a) Any Vice President shall have power, coordinated with that of the Chief Executive Officer or the President, when so authorized or directed by the Board of Directors, or by the Executive Committee if there be one, to make, execute and deliver any deeds, mortgages, bonds, contracts, notes or other instruments in the name and on behalf of the Corporation, and any such instrument, when so executed, shall be as valid and binding as though executed by the President. Any Vice President shall also perform such other duties and functions, and exercise such authority, as may from time to time be prescribed by the Board of Directors, or by the Executive Committee, if there be one. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

(b) Special or departmental Vice Presidents at any time appointed shall perform such duties and functions and exercise such authority as may from time to time be prescribed by the Board of Directors, or by the Executive Committee if there be one; but all authority of any such Vice President to bind the Corporation shall be confined to matters relating to the special department or particular duties allotted to him or her, unless in any instance other authority be especially conferred upon him or her by resolution of the Board of Directors for such particular occasion.

Section 5. Secretary

The Secretary shall keep minutes of all proceedings of the shareholders and of the Board of Directors, and also keep or cause to be kept by an Assistant Secretary the minutes of proceedings of the Executive Committee, if there be one, and shall attest or cause to be attested the records thereof. He shall keep or cause to be kept such books as may be required by the Board of Directors, or by the Executive Committee if there be one; shall have charge of the seal and stock books of the Corporation except as may at any time be otherwise ordered by the Board of Directors; shall affix the seal of the Corporation to all instruments requiring such seal and shall attest the name or attest the signature of the Chief Executive Officer, the President or any other officer to any instrument when necessary or proper, or cause the same to be done by an Assistant Secretary; and shall generally perform such duties as may be required of him of her by the shareholders, by the Board of Directors, by the Executive Committee, if there be one, by the Chief Executive Officer or by the President, and such other duties as may usually pertain to his or her office.

Section 6. Treasurer

The Treasurer shall receive and have in charge all moneys, bills, notes, bonds and similar property belonging to the Corporation, and shall do with the same as may be ordered by the Board of Directors or by the Executive Committee, if there be one. The Treasurer shall keep or cause to be kept such financial accounts as may be required and shall generally perform such duties as may be required of him or her by the shareholders, by the Directors, by the Executive Committee, if there be one, by the Chief Executive Officer or by the President.

Section 7. Assistant Secretaries and Assistant Treasurers

Any Assistant Secretaries or Assistant Treasurers shall perform such duties as may from time to time be prescribed by the Board of Directors, by the Executive Committee, if there be one, by the Chief Executive Officer or by the President, and in the performance of such duties, shall also be respectively under the general supervision and direction of the Secretary or of the Treasurer, as the case may be.

Section 8. Powers of Officers

The Board of Directors shall have power at any time to change, modify or abolish, by resolution, any powers of any officer, or to assign to any officer any new powers except in any instance where certain powers are by law required to be exercised by particular officers.

Section 9. Checks upon Bank Deposits

Checks upon the bank deposits of the Corporation shall be signed and/or countersigned by such officers or employees as the Board of Directors may from time to time by resolution authorize, and such directions and authorizations may be varied with respect to various classes of checks.

Section 10. Removal

Any officer of the Corporation may be removed at any time, with or without cause, by or at the direction of the Board of Directors or by or at the direction of any officer who has been conferred such power of removal by the Board of Directors. Any Assistant Secretary, any Assistant Treasurer and any other officer appointed by the Chief Executive Officer or the President may also be removed at any time, with or without cause, by or at the direction of the Chief Executive Officer or the President, as the case may be, unless the Board of Directors otherwise provides.

Section 11. Action with Respect to Securities of Other Entities

Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of shareholders of or with respect to any action of shareholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

Section 12. Reliance upon Books, Records and Reports

Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such Director, committee member or officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

ARTICLE VI

COMMITTEES

The Board of Directors may from time to time create an Executive Committee or any other committee or committees of Directors, to consist of one or more Directors. The Board of Directors may delegate to such committee or committees all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matter: (a) approving or adopting, or recommending to the shareholders, any action or matter (other than the election or removal of Directors) expressly required by Delaware Law to be submitted to shareholders for approval or (b) adopting, amending or repealing any of these Bylaws. The Board of Directors may appoint one or more Directors as alternate members of any such committee to take the place of absent committee members at meetings of such committee. Unless otherwise directed by the Board of Directors, a majority of the members of any committee appointed by the Board pursuant to this Article VI shall constitute a quorum at any meeting thereof, and the act of a majority of the members present at a meeting at which a quorum is present shall be the act of such committee. Action may be taken by any such committee without a meeting by a writing or writings or electronic transmissions signed by all of its members. Any such committee shall prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board of Directors, and will keep a written record of all action taken by it. Any such committee may create one or more subcommittees, each such subcommittee to consist of one or more members of such committee, and may delegate to such subcommittee any or all of the powers and authority of such committee.

ARTICLE VII

FISCAL YEAR

The Board of Directors shall have power, at any time, to fix or alter, by resolution, the fiscal year of the Corporation, but unless so fixed or altered by the Board of Directors the fiscal year shall be the calendar year commencing on January 1st and ending on December 31st of each year.

ARTICLE VIII

SEAL

The corporate seal of the Corporation, if any, shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.”

ARTICLE IX

DEFINITIONS

The word “person”, wherever used in these Bylaws, shall be taken to mean and include individuals, partnerships, associations, limited liability companies and bodies corporate. Words of the singular number shall be taken to include the plural and those of the plural number shall be taken to include the singular, wherever appropriate. Nouns and pronouns of the masculine gender shall include the feminine wherever appropriate.

ARTICLE X

AMENDMENT

Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws may be adopted, amended or repealed (a) by the Directors or (b) notwithstanding any other provision of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, these Bylaws or any preferred stock, by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class at any annual meeting of shareholders or at any special meeting called for that purpose.

ARTICLE XI

INDEMNITY TO DIRECTORS AND OFFICERS

Section 1. Indemnification and Advancement of Expenses

(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law; provided, however, that, except as with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article XI shall also include the right to be paid by the Corporation any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection with any such proceeding in advance of its final disposition (an “Advancement of Expenses”) to the fullest extent authorized by Delaware Law; provided, however, that, if Delaware Law so requires, an Advancement of Expenses incurred by such person in his or her capacity as a Director or officer shall be made pursuant to this Article XI only upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article XI. Such person’s right to an Advancement of Expenses pursuant to this Article XI is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that such person is entitled to indemnification under Article XI with respect to the related proceeding or the absence of any prior determination to the contrary. The right to indemnification conferred in this Article XI shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

Section 2. Insurance

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

Section 3. General

(a) The rights and authority conferred in this Article XI shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(b) Neither the amendment nor repeal of this Article XI, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE XII

WAIVERS

A written waiver of any notice, signed by a shareholder or Director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

ARTICLE XIII

EMERGENCY BYLAW

This Article XIII shall be operative during any emergency condition as contemplated by Section 110 of Delaware Law (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or Delaware Law. In the event of any Emergency, or other similar emergency condition, the Director or Directors in attendance at a meeting of the Board of Directors or a standing committee thereof shall constitute a quorum. Such Director or Directors in attendance may further take action to appoint one or more of themselves or other Directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate. Except as the Board of Directors may otherwise determine, during any Emergency, the Corporation and its Directors and officers, may exercise any authority and take any action or measure contemplated by Section 110 of Delaware Law.

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